Exhibit 2.01

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Pasithea Therapeutics Corp.,

Alpha-5 integrin, LLC,

The Persons listed on Schedule 1.1,

and

Paul B. Manning, as the Representative

Dated June 21, 2022

EXHIBITS AND SCHEDULES

Exhibit A – Form of Employment Offer Letters

Disclosure Schedule

Schedule 1.1 – Sellers

-i-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into on June 21, 2022 by and among Pasithea Therapeutics Corp., a Delaware Corporation (“Buyer”), Alpha-5 integrin, LLC, a Delaware limited liability company (the “Company”), the Persons listed on Schedule 1.1 (each individually a “Seller” and collectively, “Sellers”), and Paul B. Manning, not individually but in his capacity as the representative of Sellers (the “Representative”). Buyer, the Company, Sellers and the Representative are referred to collectively herein as the “Parties” and individually as a “Party.” Unless otherwise specifically stated, each Seller shall be severally and not jointly liable with each other Seller for the liabilities and obligations of each and all Sellers hereunder.

RECITALS

WHEREAS, Sellers in the aggregate own all of the Company Securities;

WHEREAS, each Seller desires to sell, transfer, assign, convey, and deliver to Buyer, and Buyer desires to purchase, acquire, and accept from each Seller, all (but not less than all) of the Company Securities held by each such Seller, as set forth opposite each Seller’s name on Schedule 1.1, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Key Executives shall enter into the Employment Offer Letters, each of which shall be effective as of the Closing; and

WHEREAS, the respective governing bodies of Buyer and the Company have approved this Agreement and the transactions contemplated hereby, in each case, upon the terms and subject to the conditions set forth herein.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF COMPANY SECURITIES

1.1 Basic Transaction. In accordance with the terms and upon the conditions of this Agreement, at the Closing each Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire, and accept from each Seller, all right, title and interest in and to all of such Seller’s Company Securities, free and clear of all Liens.

1.2 Purchase Consideration. Subject to adjustment as provided in this Article 1, the purchase consideration for the Company Securities (the “Purchase Consideration”) shall consist of:

(a) 3,260,870 shares of common stock, $0.0001 par value per share, of Buyer (the “Buyer Shares”) allocated by the Representative between Sellers in accordance with each Seller’s pro rata percentage (the “Pro Rata Percentage”) as set forth on Schedule 1.1; plus

(b) warrants to acquire 1,000,000 shares of common stock of Buyer in the aggregate at an exercise price of $1.88 per share (the “Warrants”) (which may be exercised on a cashless basis) for a period of five years commencing on the Closing Date, allocated by the Representative between Sellers in accordance with each Seller’s Pro Rata Percentage; plus

(c) the Earnout Amount, to the extent payable to the Representative (for the benefit of Sellers) in accordance with Section 1.5.

1.3 Debt and Transaction Expenses. The Representative has delivered to Buyer (a) a certificate signed by the Representative (the “Closing Statement”) setting forth the Representative’s best estimate of the Debt Amount and the Transaction Expenses Amount, in each case as of the Closing Date, and, based on such estimates, the Final Purchase Consideration and (b) all records and work papers necessary to compute and verify the information set forth in such certificate.

1.4 Delivery of Purchase Consideration.

(a) Closing Payments. At the Closing, Buyer shall:

(i) pay the Debt Amount, if any, pursuant to any payoff letters delivered by the Representative to Buyer;

(ii) pay the Sellers Loan Amount pursuant to Section 1.9; and

(iii) pay the Transaction Expenses Amount pursuant to the direction of the Representative.

(b) Buyer Shares. Subject to adjustment as provided in this Article 1, at the Closing, Buyer shall issue the Buyer Shares (as adjusted to reflect the Final Purchase Consideration) and the Warrants, in each case, issued to each Seller as set forth opposite such Seller’s name on Schedule 1.1, and cause and direct the Transfer Agent to deliver to the Representative reasonable evidence of the same.

(c) Payments. Any payments to the Parties pursuant to this Agreement shall be made by wire transfer of immediately available funds to an account designated by the recipient Party or Parties in writing.

1.5 Earnout Amount.

(a) For each Earnout Measurement Period, the Earnout Amount payable to Sellers according to Sellers’ Pro Rata Percentages shall be as follows:

(i) For Net Sales of up to $100 million during any Earnout Measurement Period, Sellers shall be entitled to an Earnout Amount of 2% of such Net Sales.

(ii) For Net Sales in excess of $100 million and up to $400 million during any Earnout Measurement Period, Sellers shall be entitled to an Earnout Amount of 3% of such Net Sales.

(iii) For Net Sales in excess of $400 million during any Earnout Measurement Period, Sellers shall be entitled to an Earnout Amount of 4% of such Net Sales.

(b) Payment of the applicable Earnout Amount shall be made no later than five Business Days after the applicable Earnout Report becomes final or the delivery of the Accountants’ determination, as applicable, with respect to the corresponding Earnout Measurement Period.

(c) Notwithstanding anything to the contrary herein, any sales of the Drug generated in a market after the Drug is no longer subject to any patent protection or regulatory exclusivity (under the FDA, including the Biologics Price Competition and Innovation Act in the US, or equivalent law in such other non-US market) shall, with respect any such market, be excluded from the calculation of Net Sales hereunder.

1.6 Determination of Earnout Amount. Within 120 days after the end of the applicable Earnout Measurement Period, Buyer shall prepare and deliver to the Representative a report certified by an officer of Buyer (the “Earnout Report”) setting forth Buyer’s calculation of the Net Sales for such Earnout Measurement Period and the resulting Earnout Amount with respect to such Earnout Measurement Period. If the Representative has any objections to the calculation of the Net Sales and the resulting Earnout Amount, then the Representative will deliver a detailed written statement (the “Earnout Objections Statement”) describing its objections to Buyer within thirty (30) days after delivery of the Earnout Report. Upon reasonable advance written notice, Buyer shall grant the Representative reasonable access to the documents and records evidencing the Net Sales generated in an Earnout Period requested by the Representative for its inspection at the Representative’s sole cost and expense. If the Representative fails to deliver an Earnout Objections Statement within such thirty (30) day period, then the calculation of the Net Sales and the resulting Earnout Amount set forth in the Earnout Report shall become final and binding on all Parties. If the Representative delivers an Earnout Objections Statement within such thirty (30) day period, then the Representative and Buyer will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Representative has submitted the Earnout Objections Statement, any remaining matters which are in dispute will be resolved by the Accountants. The Accountants will prepare and deliver a written report to Buyer and the Representative and will submit a resolution of such unresolved disputes promptly, but in any event within thirty (30) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties; provided, however, that no such determination shall be any more favorable to Buyer than is set forth in the Earnout Report or any more favorable to the Representative than is proposed in the Earnout Objections Statement. The costs, expenses and fees of the Accountants shall be borne by the Party whose calculation of the Earnout Amount has the greatest difference from the final Earnout Amount as determined by the Accountants under this Section 1.5(c); otherwise, such costs, fees and expenses shall be borne equally by Buyer, on the one hand, and the Representative (on behalf of Sellers), on the other hand. Upon the Earnout Amount becoming final and binding in accordance with this Section 1.5(c), Buyer shall pay such Earnout Amount to the Representative (for distribution to the Sellers in accordance with their Pro Rata Percentages) in accordance with Section 1.5.

1.7 Calculations. All calculations of Net Sales under this Agreement, whether estimates or otherwise, shall be determined in accordance with GAAP, consistently applied.

1.8 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of portable document format (.PDF) signatures on the date of this Agreement (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. eastern time on such date.

1.9 Pre-Closing Funding. In order to address any working capital needs of the Company prior to the Closing, Sellers, or an Affiliate thereof, made non-interest bearing loans to the Company in the aggregate amount of $157,331.82 outstanding immediately prior to the Closing for expenses approved by Buyer (the “Sellers Loan Amount”).  Buyer shall reimburse Sellers for the Sellers Loan Amount by paying, at Closing, cash to the Representative on behalf of Sellers; provided, that the Representative produces documentation reasonably satisfactory to Buyer of the loans, which aggregate to the Sellers Loan Amount, concurrently with the Representative’s delivery of the Closing Statement.

1.10 Tax Treatment. The Parties agree that the sale of the Company Securities pursuant to this Agreement shall be treated for federal (and, where applicable, state and local) income Tax purposes as a transaction described in Rev. Rul. 99-6, 1999-1 C.B. 432 (situation 2). The Purchase Consideration shall be allocated for income Tax purposes to goodwill, going concern value and other similar intangible assets.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION

2.1 Representations and Warranties of Sellers. Each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this Section 2.1 are correct and complete as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule.

(a) Authorization of Transaction. Such Seller has full power and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which such Seller is a party constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as set forth on Section 2.1(a) of the Disclosure Schedule, such Seller is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which such Seller is a party.

(b) Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which such Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which such Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets are subject, or (iii) result in the imposition or creation of a Lien upon or with respect to the Company Securities.

(c) Brokers’ Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement.

(d) Company Securities. Such Seller holds of record and owns beneficially the number of Company Securities set forth next to such Seller’s name in Schedule 1.1, free and clear of any Liens. Such Seller is not a party to, and such Seller’s Company Securities are not subject to, any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer, or otherwise dispose of any Company Securities (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any Company Securities.

(e) Litigation. Such Seller is not engaged in or a party to or, to the Knowledge of such Seller, threatened with any complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement, and such Seller has not received written or, to the Knowledge of such Seller, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement.

(f) Ancillary Agreements. Such Seller has reviewed the Ancillary Agreements and has had the opportunity to ask questions and receive answers concerning the terms, conditions and provisions of the same. Such Seller has had full access to such information and materials concerning Buyer as such Seller has requested. Buyer has answered all inquiries that such Seller has made to Buyer, including relating to the issuance of the Buyer Shares.

(g) Investment. Such Seller is not acquiring the Buyer Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(h) Accredited Investor. Such Seller is an accredited investor within the meaning of the Securities Act and has made inquiries to his satisfaction concerning all material facts relevant to his decision to consummate the transactions contemplated by this Agreement, including acquiring the Buyer Shares.

2.2 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that the statements contained in this Section 2.2 are correct and complete as of the Closing Date.

(a) Organization of Buyer. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party and to perform Buyer’s obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the performance by Buyer of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action of Buyer. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which Buyer is a party constitute the valid and legally binding obligation of Buyer enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as required to comply with applicable federal and state securities Laws, Buyer is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is a party.

(c) Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which Buyer is subject, (ii) violate any provision of the Organizational Documents of Buyer or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject.

(d) Brokers’ Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(e) Investment. Buyer is not acquiring the Company Securities with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(f) Capitalization. As of March 23, 2022, the authorized capital stock of Buyer consists of 495,000,000 shares of common stock, $0.0001 par value per share (“Buyer Common Stock”), of which 22,858,371 are issued and outstanding, and 5,000,000 shares of preferred stock (“Buyer Preferred Stock”), of which no shares have been issued. All issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Immediately after the Closing (assuming no adjustment to the Purchase Consideration and prior to the exercise of the Warrants), 26,119,241 shares of Buyer Common Stock will be issued and outstanding, and no shares of Buyer Preferred Stock will be issued and outstanding. There are no other stock or other ownership interests in Buyer or outstanding securities convertible or exchangeable into stock or other ownership interests of Buyer.

(g) Litigation. Buyer is not engaged in or a party to or, to the Knowledge of Buyer, threatened with any complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements, and Buyer has not received written or, to the Knowledge of Buyer, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements, in each case, as would not reasonably be expected to have a material adverse effect on Buyer’s ability consummate the transactions contemplated by this Agreement.

(h) SEC Filings; Financial Statements.

(i) To the Knowledge of Buyer, Buyer has timely filed or furnished all registration statements, prospectuses, definitive proxy statements, schedules and reports required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since June 1, 2021 (collectively, the “Buyer SEC Filings”). Each Buyer SEC Filing as of its applicable filing date, or on such date as it was amended and supplemented prior to the date of this Agreement, if applicable, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. To the Knowledge of Buyer, no Buyer SEC Filing contained any untrue statement of a material fact as of its applicable filing date or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading as of its applicable filing date.

(ii) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Filings (the “Buyer Financial Statements”), as of their respective dates (or if amended or supplemented in a Buyer SEC Filing filed prior to the date of this Agreement, as of the date amended or supplemented) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and each presented fairly in all material respects the consolidated financial position, results of operations and cash flows of Buyer as of the respective dates thereof and for the respective periods indicated therein (subject to, in the case of unaudited financial statements, (A) normal year-end adjustments and (B) the absence of footnotes that would appear in audited financial statements). The books and records of Buyer have been, and are being, maintained in material compliance with applicable legal and accounting requirements. To the Knowledge of Buyer, there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case, regarding any violation of accounting practices of Buyer.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Sellers, severally and not jointly, represent and warrant to Buyer that the statements contained in this Article 3 are correct and complete as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule.

3.1 Organization, Qualification, and Power.

(a) Section 3.1(a) of the Disclosure Schedule sets forth the jurisdiction of incorporation or formation of the Company and each state or other jurisdiction in which the Company is licensed or qualified to do business. The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. The Company is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required. The Company has full limited liability company power and authority and all Permits necessary to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it.

(b) Section 3.1(b) of the Disclosure Schedule lists each member of the board of directors or managers, management board and officers, as the case may be, of the Company. Sellers have delivered to Buyer correct and complete copies of the Organizational Documents, the minute book and stock record books for the Company, each of which is correct and complete. The Company is not in default under or in violation of any provision of its Organizational Documents.

3.2 Authorization of Transaction. The Company has full limited liability company power, authority and legal capacity to execute and deliver the Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of the Agreement and the Ancillary Agreements to which it is a party and the performance by the Company of the transactions contemplated hereby and thereby have been duly approved by all requisite limited liability company action of the Company. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which the Company is a party constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as set forth on Section 3.2 of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company is a party.

3.3 Capitalization and Subsidiaries.

(a) All of the Company Securities are owned beneficially and of record by Sellers. The Company Securities represent 100% of the outstanding membership interests or other ownership or equity interests in the Company. All of the Company Securities have been duly authorized, are validly issued, fully paid, and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Section 3.3(a) of the Disclosure Schedule lists the Company’s authorized membership interests and the record and beneficial owner of such membership interests, and each such owner has good and indefeasible title to all of the membership interests listed next to such holder’s name on Schedule 1.1 free and clear of all Liens. There are no other membership interests or other ownership or equity interests in the Company or outstanding securities convertible or exchangeable into membership interests or other ownership or equity interests of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem membership interests or other ownership or equity interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other Contracts with respect to the voting of the stock or other ownership or equity interests of the Company. Upon the Closing, the Company Securities will be delivered to Buyer free and clear of all Liens (other than any Liens which may result from any actions taken by Buyer), and Buyer will have good and marketable title to the Company Securities.

(b) The Company has no Subsidiaries and does not own any equity or other ownership interest in any Person.

3.4 Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with any Law or Order to which the Company is subject, (ii) violate or conflict with any provision of the Organizational Documents of the Company, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any Contract or Permit to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

3.5 Brokers’ Fees. Except as set forth on Section 3.5 of the Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.6 Assets.

(a) The Company has good and marketable title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by it, located on its premises or shown on the Most Recent Balance Sheet or acquired after the date thereof (other than inventory sold in the Ordinary Course of Business), free and clear of all Liens, except for Permitted Liens. Except as set forth on Section 3.6(a) of the Disclosure Schedule, the assets, properties and rights owned by the Company are all the assets, properties and rights necessary to operate the businesses of the Company, consistent with past practice.

(b) The machinery, equipment and other tangible assets that the Company owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

3.7 Financial Statements; Interim Conduct.

(a) Attached to Section 3.7(a) of the Disclosure Schedule are correct and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”): (i) an unaudited consolidated balance sheet, statement of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2021 (the “Most Recent Fiscal Year End”); and (ii) unaudited consolidated balance sheets, statements of income, stockholders’ equity and cash flows (the “Most Recent Financial Statements”) as of and for the four month period ended April 30, 2022 (the “Most Recent Fiscal Month End”). The Financial Statements are correct and complete and consistent with the books and records of the Company, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of the Company as of and for their respective dates and for the periods then ending; provided, however, that the Most Recent Financial Statements are subject to normal, recurring year-end adjustments and lack notes (none of which will be material individually or in the aggregate).

(b) Since the Most Recent Fiscal Year End, the business of the Company has been conducted in the Ordinary Course of Business, and there has not been any Material Adverse Change and no event has occurred which could reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, except as set forth on Section 3.7(b) of the Disclosure Schedule, since the Most Recent Fiscal Year End the Company has not:

(i) sold, leased, transferred or assigned any assets or property (tangible or intangible) with a value in excess of $1,000, other than sales of inventory in the Ordinary Course of Business;

(ii) experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or property (tangible or intangible) in excess of $1,000;

(iii) received notice from any Person regarding the acceleration, termination, modification or cancelation a Contract, which, if in existence on the date hereof, would be required to be listed on Section 3.13(a) of the Disclosure Schedule;

(iv) issued, created, incurred or assumed any Debt involving more than $1,000;

(v) forgave, canceled, compromised, waived or released any Debt owed to it or any right or claim;

(vi) issued, sold or otherwise disposed of any of its membership interests or other ownership or equity interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange, exercise or otherwise) any of its membership interests or other ownership or equity interests or declared, set aside, made or paid any dividend or distribution with respect to its membership interests or other ownership or equity interests or redeemed, purchased or otherwise acquired any membership interest or other ownership or equity interest or amended or made any change to any of its Organizational Documents or made any other payment to its members (or any Affiliates of such members);

(vii) granted any increase in salary or bonus or otherwise increased the compensation or benefits payable or provided to any director, officer, employee, consultant, advisor or agent, except wage or salary increases set forth on Section 3.7(b)(vii) of the Disclosure Schedule required by existing Contracts;

(viii) engaged in any promotional or sales activities;

(ix) made any commitment outside of the Ordinary Course of Business or in excess of $10,000 in the aggregate for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with its capital expense budget;

(x) instituted any material change in the conduct of its business or any material change in its accounting practices or methods, cash management practices or method of purchase, sale, lease, management, marketing, or operation;

(xi) taken or omitted to take any action which could be reasonably anticipated to have a Material Adverse Effect;

(xii) made, changed or rescinded any Tax election, adopted or changed any Tax accounting method, settled or compromised any Tax liability, amended any Tax Return or took any action that would have the effect of materially increasing the Tax liability or materially reducing any Tax assets of the Company in respect of any taxable period ending after the Closing Date;

(xiii) collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the Ordinary Course of Business;

(xiv) entered into any transaction with any Affiliate; or

(xv) agreed or committed to any of the foregoing.

(c) The accounts payable of the Company reflected on the Most Recent Financial Statements arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business or are being contested by the Company in good faith.

3.8 Undisclosed Liabilities. The Company does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities that (a) are accrued or reserved against in the Most Recent Financial Statements, (b) were incurred subsequent to the Most Recent Fiscal Month End in the Ordinary Course of Business, (c) result from the obligations of the Company under this Agreement or the Ancillary Agreements or (d) liabilities and obligations pursuant to any Contract listed on Section 3.13(a) of the Disclosure Schedule or not required by the terms of Section 3.13(a) to be listed on Section 3.13(a) of the Disclosure Schedule, in either case which arose in the Ordinary Course of Business and did not result from any default, tort, breach of contract or breach of warranty.

3.9 Legal Compliance.

(a) The Company and its respective predecessors and Affiliates have complied and are in compliance with all applicable Laws and Orders, and no Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened alleging any failure so to comply. Since January 1, 2021, the Company has not received any notice or communication alleging any non-compliance of the foregoing.

(b) The Company does not hold, and is not required to hold, any Permits to conduct its business or operations in the Ordinary Course of Business.

(c) Neither the Company, nor any of its officers, managers, members, directors, agents, employees or any other Persons acting on its behalf, has (i) made any illegal payment or provided any unlawful compensation or gifts to any officer or employee of any Governmental Body, or any employee, Customer or supplier of the Company, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such payments, contributions or gifts.

3.10 Tax Matters.

(a) The Company has filed with the appropriate taxing authorities all Tax Returns it was required to file. All such Tax Returns are correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid or are reflected as reserves on the Most Recent Financial Statements. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company Securities or any of the assets of the Company.

(b) Adequate reserves and accruals have been established to provide for the payment of all Taxes which are not yet due and payable with respect to the Company.

(c) No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company that has not been paid, settled or otherwise resolved. There is no Proceeding or audit now pending, proposed or, to the Knowledge of the Company, threatened against the Company or concerning the Company with respect to any Taxes. The Company has not been notified by any taxing authority that any issues have been raised with respect to any Tax Return. There has not been, within the past five (5) calendar years, an examination or written notice of potential examination of the Tax Returns filed with respect to the Company by any taxing authority.

(d) All Taxes that are required to be withheld or collected by the Company, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or stockholders of the Company, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws.

(e) No claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f) The Company is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and is not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise.

(g) The Company will not be required as a result of (i) a change in method of accounting or improper use of an accounting method for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), (iii) any installment sale or open transaction disposition, or (iv) the receipt of any prepaid income or deferred revenue, to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date that would not have otherwise so been included or excluded as the case may be.

(h) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i) Section 3.10(i) of the Disclosure Schedule lists all Tax Returns filed by the Company for Tax periods ended on or after January 1, 2021, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency.

(j) There is no Contract to which the Company is a party that will, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G (as determined without regard to Section 280G(b)(4)), 162 or 404 of the Code.

(k) The Company is, and has been at all times since its formation, classified as a partnership for U.S. federal (and, where applicable, state and local) income Tax purposes.

(l) The Company has not deferred (i) any “applicable employment taxes” under Section 2302 of the CARES Act, or (ii) any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 or Notice 2020-22.

(m) The Company has not elected to apply the partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 for any taxable year beginning prior to January 1, 2021.

3.11 Real Property.

(a) The Company does not own any Owned Property.

(b) Section 3.11(b) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property. Sellers have made available to Buyer a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(c) Subject to the respective terms and conditions in the Leases, the Company is the sole legal and equitable owner of the leasehold interest in the Leased Real Property and possesses good and marketable, indefeasible title thereto, free and clear of all Liens (other than Permitted Liens).

3.12 Intellectual Property.

(a) Except as set forth on Section 3.12(a) of the Disclosure Schedule, the Company owns, licenses or otherwise has the right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property material to the conduct of the business of the Company as currently conducted (collectively, the “Company IP Rights”).  Section 3.12(a) of the Disclosure Schedule sets forth a list Company IP Rights, whether registered and unregistered.  The Company has made all necessary filings and paid all necessary fees to maintain all registrations or pending applications for any Company IP Rights. Except as set forth on Section 3.12(a) of the Disclosure Schedule, there are no outstanding deadlines that will expire within six (6) months of the Closing Date for any registrations or applications for any Company IP Rights.

(b) The Company IP Rights owned or used by the Company immediately prior to the Closing Date will be owned or available for use by Buyer immediately after the Closing Date on substantially identical terms and conditions as owned or used by the Company immediately prior to the Closing Date.

(c) Section 3.12(c) of the Disclosure Schedule sets forth a list of all agreements to which the Company IP Rights are bound or that affect the Company IP Rights, including but not limited to license agreements.

(d) Except as set forth on Section 3.12(d) of the Disclosure Schedule, (i) there are no claims pending against the Company (or, to the Knowledge of the Company, its employees, agents, distributors, suppliers, or vendors) contesting the use or ownership of the Company IP Rights owned by the Company, or alleging that the Company (or its employees, agents, distributors, suppliers, or vendors, as applicable) is currently infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, and (ii) there are no claims pending that have been brought by the Company against any Person currently alleging infringement, misappropriation or other violation of any Company IP Rights.

(e) Except as set forth on Section 3.12(e) of the Disclosure Schedule, to the Knowledge of the Company, (i) the conduct of the businesses of the Company as currently conducted, and the continued operation of such businesses consistent with past practices, does not infringe, misappropriate, or otherwise violate any Intellectual Property of any Person, and (ii) no Person is currently infringing, misappropriating, or otherwise violating the Company IP Rights.

(f) Except as set forth on Section 3.12(f) of the Disclosure Schedule, all Company IP Rights owned by or developed by and/or for the Company was developed by (i) employees of the Company within the scope of their employment; or (ii) independent contractors who have entered into written agreements with the Company that assigned all right, title and interest in and to any Intellectual Property developed to the Company.

(g) Except as set forth on Section 3.12(g) of the Disclosure Schedule, the Company is not a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release or other similar agreement that could reasonably be expected, individually or in the aggregate, to materially and adversely affect the Company’s rights to own, use, make, transfer, encumber, assign, license, distribute, convey, sell or otherwise exploit any Company IP Rights.

(h) The Company has taken reasonable steps to protect and preserve the confidentiality of the Company’s trade secrets, know-how, confidential information, inventions and discoveries, ideas, formulas, methods, proprietary information, technical information, information that derive economic value from not being generally known, and any other information that would constitute a trade secret as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law,  and all use, disclosure or appropriation thereof by or to any third party has been pursuant to the terms of a written agreement between such third party and the Company.  The Company has not breached any contracts or agreements of non-disclosure or confidentiality.

3.13 Contracts.

(a) Section 3.13(a) of the Disclosure Schedule lists the following Contracts to which the Company is a party:

(i) each Contract with consideration paid or payable of more than $10,000 in the aggregate over any 12-month period;

(ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $10,000 and with terms of less than one year);

(iii) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or liabilities with any other Person;

(iv) each Contract relating to the acquisition, sale, transfer or disposition by the Company of any material assets or properties, or of the operating business or the capital stock of or other equity interests in any other Person that were consummated in the last three years or under which there is any surviving liability (including indemnification obligations, contingent payments, or purchase price adjustments) against the Company;

(v) each Contract containing any covenant that purports to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business, to do business in any geographic area, or to compete with any Person;

(vi) each Contract involving the payment of royalties or other amounts calculated based on the revenues or income of the Company or income or revenues related to any product or services provided by the Company;

(vii) each power of attorney;

(viii) each related-party Contract between the Company, on the one hand, and any Affiliate thereof, on the other hand;

(ix) each Contract for or relating to, or evidencing or guaranteeing, Debt;

(x) each Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(xi) each Contract under which the Company has advanced or loaned to any other Person amounts in the aggregate exceeding $10,000;

(xii) each Contract with any Seller or any Affiliate of the Company or any Seller;

(xiii) any settlement agreement;

(xiv) each employment or consulting Contract or other Contract with any of Company’s officers, managers, partners, directors, consultants or employees;

(xv) each Intellectual Property License;

(xvi) each Contract under which the Company agree to purchase or sell goods or services from any Person on a “most favored nations” basis;

(xvii) each confidentiality agreement and non-disclosure agreement still in effect;

(xviii) each Contract which purports to be binding on Affiliates of the Company; and

(xix) any other agreement material to the Company whether or not entered into in the Ordinary Course of Business.

(b) The Company has delivered to Buyer a correct and complete copy of each written Material Contract, together with all amendments, addenda, modifications, exhibits, attachments, waivers or other changes thereto. Section 3.13(b) of the Disclosure Schedule contains an accurate and complete description of all material terms of all oral Material Contracts (if any).

(c) To the Knowledge of the Company, each Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on identical terms following the Closing Date. To the Knowledge of the Company, except as specifically disclosed and described in Section 3.13(c) of the Disclosure Schedule, (i) no Material Contract has been breached or canceled by the Company, or any other party thereto, (ii) the Company has performed all obligations under such Material Contracts required to be performed by the Company, (iii) there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract, and (iv) the Company has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.

3.14 Litigation. To the Knowledge of the Company, except as set forth in Section 3.14 of the Disclosure Schedule, there are no (and during the last three years, there have not been any) complaints, charges, Proceedings, Orders, or investigations pending or threatened or anticipated relating to or affecting the Company. There is no outstanding Order to which the Company is subject. The Company is fully insured with respect to each of the matters set forth on Section 3.14 of the Disclosure Schedule.

3.15 Employees.

(a) Section 3.15 of the Disclosure Schedule sets forth a complete and correct list of all employees of the Company, showing for each: (i) name, (ii) hire date, (iii) current job title, (iv) actual base salary, bonus, commission or other remuneration paid during 2021, (v) 2022 base salary level and 2022 target bonus, and (vi) indicating whether there has been any increase in compensation, bonus, incentive, or service award or any grant of any severance or termination pay or any other increase in benefits or any commitment to do any of the foregoing since January 1, 2021.

(b) The employment arrangement of each officer, director, manager, employee or consultant of the Company is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by the Company as the case may be, and the Company has no severance obligations if any such officer, director, manager, employee or consultant is terminated.

(c) The Company has not committed any material unfair labor practice. The Company has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

(d) All individuals who have performed services for the Company or who otherwise have claims for compensation from the Company have been properly classified as an employee or an independent contractor pursuant to all applicable Laws, including, but not limited to, the Code and ERISA.

3.16 Employee Benefits.

(a) Section 3.16(a) of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains, to which the Company contributes or has any obligation to contribute, or with respect to which the Company has any liabilities.

(b) Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)) or a Multiemployer Plan.

(c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event, will (i) result in any payment or benefit (including severance, retention, unemployment compensation or otherwise) becoming due to any current or former officer, director, manager, employee or independent contractor of the Company (or any beneficiary or permitted transferee thereof); (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in any acceleration of the timing of payment or vesting or funding, or forfeiture of, any such benefits or compensation to any extent; or (iv) give rise to (or already has resulted in) a payment or provision of any other benefit (including accelerated vesting) that, individually or collectively, would not be deductible by reason of Section 280G of the Code. Neither the Company nor any Seller has any obligation to “gross-up,” compensate, reimburse, “make-whole,” or otherwise indemnify any individual for the imposition of any Tax under Sections 4999 or 409A of the Code.

3.17 Debt. Except as set forth on Section 3.17 of the Disclosure Schedule, the Company does not have any Debt and are not liable for any Debt of any other Person. The Company has not applied for or received any governmental funding, including under the Paycheck Protection Program administered by the Small Business Administration in response to the COVID-19 pandemic, or otherwise.

3.18 Certain Business Relationships with the Company. Except as set forth on Section 3.18 of the Disclosure Schedule, none of Sellers, nor any officer, manager, partner or director of the Company nor any of the Affiliates of any of the foregoing (other than the Company):

(a) owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is a competitor, supplier, customer, lessor or lessee of the Company; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 5% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act;

(b) has any claim against or owes any amount to, or is owed any amount by, the Company;

(c) has any interest in or owns any assets, properties or rights used in the conduct of the business of the Company;

(d) is a party to any Contract to which the Company is a party or which otherwise benefits the business of the Company; or

(e) has received from or furnished to the Company any goods or services since the Most Recent Fiscal Year End or is involved in any business relationship with the Company.

3.19 Restrictions on Business Activities. There is no Contract, Order, or other instrument binding upon the Company, Sellers, or the current or former officers, managers or directors of the Company which restricts or prohibits the Company from competing with any other Person, from engaging in any business or from conducting activities in any geographic area, or which otherwise restricts or prohibits the conduct of the business of the Company.

3.20 Clinical Trials. The entirety of the business of the Company with respect to the Drug or any other drug, product, procedure or otherwise developed, produced, created, manufactured or researched by the Company is in the pre-clinical stage, and no clinical trials have been conducted by the Company regarding any of the foregoing.

ARTICLE 4

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

4.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments, agreements, certificates, and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 6 below). Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company.

4.2 Litigation Support. In the event and for so long as Buyer or the Company actively is contesting or defending against any Proceeding in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving the Company , each of Sellers will cooperate with Buyer and its counsel in the contest or defense and provide such testimony and access to such Seller’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer and the Company (unless Buyer or the Company is entitled to indemnification therefor under Article 6 below).

4.3 Transition. None of Sellers shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, Customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

4.4 Confidentiality. Each Seller agrees not to disclose (other than to such Seller’s affiliates (for the sole purpose of consummating the transactions contemplated hereby or performing such Seller’s obligations hereunder) or the attorneys, accountants or tax advisors of such Seller or their affiliates (for the sole purpose of consummating the transactions contemplated hereby or performing such Seller’s obligations hereunder)) or use any Confidential Information other than in connection with this Agreement and the transactions contemplated herein; provided, that any Person to whom a Seller discloses Confidential Information as permitted pursuant to this sentence shall, prior to such disclosure, agree to adhere to the confidentiality obligations set forth herein. If any Seller is requested or required pursuant to written or oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigation demand or similar process to disclose any Confidential Information, then such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller in breach of this Section 4.4.

4.5 Covenant Not to Compete. During the Restricted Period, each Seller (and with respect to a Seller who is an entity, such Seller’s owner or Person in control of such Seller) will not, directly or indirectly, in any manner (whether on his own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, representative, agent or otherwise), anywhere in the Applicable Area, engage in the Restricted Business or any business that competes with the Restricted Business, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, agent, representative or otherwise), or consult with or render services for any Person that is engaged in the Restricted Business or in any activity that competes with the Restricted Business; provided, that a passive investment of less than 5% by such Seller in a company will not be a violation of this Section 4.5.

4.6 Covenant Not to Solicit. During the Restricted Period, each Seller will not (and with respect to a Seller who is an entity, such Seller’s owner or Person in control of such Seller), directly or indirectly, in any manner take any affirmative steps to (whether on his own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, representative, agent or otherwise), (a) hire or engage, or recruit, solicit or otherwise attempt to employ or engage, or enter into any business relationship with any Person currently employed by, or providing consulting services to, the Company, or induce or attempt to induce any Person to leave such employment or consulting arrangement, or (b) in any way interfere with the relationship between the Company or Buyer and any such Person (including, without limitation, by making any negative or disparaging statements or communications regarding the Company, Buyer or any of their businesses, operations, officers, directors or investors).

4.7 Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 4.5 or 4.6 is invalid or unenforceable, then the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of a Proceeding involving Sections 4.4, 4.5 or 4.6, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such Proceeding, including any appeal therefrom. The existence of any claim or cause of action by any Seller against Buyer, the Company or any of their respective Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of the provisions of Section 4.4, 4.5 or 4.6, which Sections will be enforceable notwithstanding the existence of any breach by Buyer or the Company. Notwithstanding the foregoing, no Seller will be prohibited from pursuing such claims or causes of action against Buyer or the Company.

4.8 Release. Each Seller, for himself, itself and his or its Affiliates, heirs, personal representatives, successors and assigns, as applicable, (collectively, the “Releasors”), hereby (a) forever fully and irrevocably releases and discharges Buyer, the Company, each of its respective Affiliates, and each of their respective predecessors, successors, direct or indirect Subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, contingent or matured, unanticipated as well as anticipated (collectively, the “Released Claims”), and (b) irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 4.8, “Released Claims” does not include, and the provisions of this Section 4.8 shall not release or otherwise diminish the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements.

4.9 Standstill. So long as any Seller owns at least 5% of Buyer Common Stock, such Seller shall not, without the prior written Consent of the board of directors of Buyer, acquire any additional Buyer Common Stock or any other securities in Buyer which have voting rights or are convertible into Buyer Common Stock or other security in Buyer which have voting rights.

4.10 Registration Statement. As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 4.10, Sellers and Buyer shall jointly prepare and Buyer shall file with the SEC a registration statement (together with the prospectus forming a part thereof and amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Buyer Shares. Sellers and Buyer shall furnish all information concerning such Party as the other Party may reasonably request in connection with such actions and the preparation of the Registration Statement. The Parties shall use their reasonable best efforts to (a) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (b) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, and (c) cause the Registration Statement to be declared effective as promptly as practicable. In furtherance of the foregoing, the Parties shall cause their respective officers, directors, managers, employees, representatives and agents, as applicable, to be reasonably available to the other Parties and their respective counsel in connection with the drafting of the Registration Statement and to respond in a timely manner to comments thereto from the SEC.

ARTICLE 5

CLOSING DELIVERIES

5.1 Closing Deliveries of Sellers. At or prior to the Closing, the Representative, on behalf of Sellers and the Company, shall deliver to Buyer:

(a) a certificate of the Secretary of the Company, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of the Company, (ii) the authorizing resolutions of the Company and (iii) the incumbency and signatures of the Persons signing this Agreement and the other Ancillary Agreements to which the Company is a party;

(b) good standing certificates for the Company from the jurisdiction of each such Person’s organization and each jurisdiction in which the Company is qualified to do business;

(c) counterpart signature pages to the Employment Offer Letters signed by each of the Key Executives;

(d) resignation letters from each member of the board of directors or managers, management board and officers, as the case may be, of the Company set forth on Section 3.1(b) of the Disclosure Schedule;

(e) a termination agreement from each party to the related party Contracts identified with an asterisk (*) on Section 3.13(a)(viii) of the Disclosure Schedule;

(f) an affidavit of non-foreign status, certified by each Seller under penalties of perjury, meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2); and

(g) all other instruments and documents required by this Agreement to be delivered by the Company, Sellers or the Representative to Buyer, and such other instruments and documents which Buyer or its counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents and other items shall be in form and substance satisfactory to Buyer.

5.2 Closing Deliveries of Buyer. At or prior to the Closing, Buyer shall deliver to the Representative:

(a) a certificate from an officer of Buyer, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of Buyer, (ii) the authorizing resolutions of Buyer and (iii) the incumbency and signatures of the Persons signing this Agreement and the other Ancillary Agreements to which Buyer is a party;

(b) counterpart signature pages to the Employment Offer Letters signed by Buyer;

(c) reasonable evidence of the book entry issuance of the Buyer Shares and the Warrants pursuant to Section 1.4(b); and

(d) all other instruments and documents required by this Agreement to be delivered by Buyer to the Company, Sellers or the Representative, and such other instruments and documents which the Representative or its counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents and other items shall be in form and substance satisfactory to the Representative.

ARTICLE 6

REMEDIES FOR BREACHES OF THIS AGREEMENT

6.1 Indemnification by Sellers.

(a) Subject to the terms and conditions of this Article 6, Sellers, severally and not jointly and in accordance with their Pro Rata Percentages, will indemnify, defend and hold harmless Buyer, the Company, each of their respective Subsidiaries, Affiliates, and successors and assigns (the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach or inaccuracy of any representation or warranty made in Article 3 or (ii) any breach of any covenant or agreement of the Company, or the Representative in this Agreement.

(b) Sellers, severally and not jointly and in accordance with their Pro Rata Percentages, agree that they shall pay and otherwise fully satisfy and discharge all Designated Excluded Liabilities, and shall indemnify, defend and hold all Buyer Indemnitees harmless from, and shall reimburse all Buyer Indemnitees for, all Adverse Consequences that any Buyer Indemnitee may suffer or incur in connection with any Designated Excluded Liabilities.

(c) Subject to the terms and conditions of this Article 6, each Seller, severally and not jointly and in accordance with their Pro Rata Percentages, will indemnify, defend and hold harmless the Buyer Indemnitees from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach or inaccuracy of any representation or warranty made by such Seller in Section 2.1 or (ii) any breach of any covenant or agreement of such Seller in this Agreement.

6.2 Indemnification by Buyer. Subject to the terms and conditions of this Article 6, Buyer will indemnify, defend and hold harmless Sellers, their respective Affiliates, and their respective successors and assigns (the “Seller Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Buyer in Section 2.2 or (b) any breach of any covenant or agreement of Buyer in this Agreement.

6.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing for the period of time set forth in this Article 6 with respect to such representations, warranties, covenants and agreements. The right to indemnification, payment of any losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Notwithstanding the foregoing, (a) any claim relating to any representation or warranty made in Sections 3.9 (Legal Compliance) and 3.10 (Tax Matters) may be made at any time until the expiration of the statute of limitations applicable to any claim brought by a Governmental Body or other Person relating to the underlying subject matter of the relevant representation or warranty, (b) any claim relating to any representation or warranty made in Sections 2.1(a) (Authorization of Transaction), 2.1(c) (Brokers’ Fees), 2.1(d) (Company Securities), 3.2 (Authorization of Transaction), 3.3 (Capitalization and Subsidiaries), and 3.5 (Brokers’ Fees) may be made at any time within two years of Closing; provided, that any claim relating to any representation or warranty made in 3.12 (Intellectual Property) may be made at any time within three years of Closing (collectively, the representations and warranties described in clauses (a) and (b) are referred to as the “Fundamental Representations”), (c) any claim relating to any representation or warranty made in Article 2 or Article 3 (other than Fundamental Representations) may be made at any time within twelve months of Closing, and (d) any claim related to intentional or fraudulent breaches of the representations and warranties may be made at any time without limitation. Buyer will have no liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement unless the Representative notifies Buyer of such a claim within twelve months of Closing; provided, however, that any claim relating to any representation made in Sections 2.2(b) (Authorization of Transaction) and 2.2(d) (Brokers’ Fees) may be made at any time without any time limitation. Notwithstanding anything to the contrary contained herein, if Buyer or the Representative, as applicable, provides notice of a claim in accordance with the terms of this Agreement within the applicable time period set forth above, then liability for such claim will continue until such claim is fully resolved.

6.4 Limitations on Indemnification by Sellers.

(a) With respect to the matters described in Sections 6.1(a)(i) and 6.1(c)(i), Sellers will have no liability with respect to such matters until the Buyer Indemnitees have suffered aggregate Adverse Consequences by reason of all such breaches in excess of $175,000 (the “Threshold”), after which point Sellers will be obligated to indemnify Buyer Indemnitees from and against all Adverse Consequences from the first dollar; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Fundamental Representations or (ii) any intentional or fraudulent breach of a representation or warranty.

(b) With respect to the matters described in Sections 6.1(a)(i) and 6.1(c)(i), the aggregate maximum liability of all Sellers shall be $350,000; (the “Cap”); provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Fundamental Representations or (ii) any intentional or fraudulent breach of representation or warranty.

(c) With respect to (i) the matters described in Sections 6.1(a)(i) and 6.1(c)(i) relating to breach of any Fundamental Representation, (ii) the matters described in Sections 6.1(a)(ii), 6.1(b) and 6.1(c)(ii), or (iii) any intentional or fraudulent breach of a representation or warranty, the aggregate maximum liability of all Sellers shall be the cash amount equal to $4 million.

6.5 Limitations on Indemnification by Buyer.

(a) With respect to the matters described in Section 6.2(a), Buyer will have no liability with respect to such matters until Seller Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of the Threshold, after which point Buyer will be obligated to indemnify Seller Indemnitees from and against all Adverse Consequences from the first dollar; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (a) breaches of any representation made in Sections 2.2(b) (Authorization of Transaction) and 2.2(d) (Brokers’ Fees) or (b) any intentional or fraudulent breach of a representation or warranty.

(b) With respect to the matters described in Section 6.2(b), the aggregate maximum liability of Buyer shall be the Cap; provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to (a) breaches of any representation made in Sections 2.2(b) (Authorization of Transaction) and 2.2(d) (Brokers’ Fees) or (b) any intentional or fraudulent breach of a representation or warranty.

(c) Notwithstanding anything to the contrary herein, the aggregate maximum liability of Buyer with respect to the matters described in this Article 6 shall be the cash amount equal to $4 million.

6.6 Third-Party Claims.

(a) If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article 6, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 6 (except to the extent such failure materially prejudices the defense of such Proceeding).

(b) Upon receipt of the notice described in Section 6.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 6.6(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the defense of the Third-Party Claim.

(c) In the event that any of the conditions under Section 6.6(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 6.

(d) Except in circumstances described in Section 6.6(c), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written Consent of the other party, which Consent will not be unreasonably withheld or delayed.

6.7 Other Indemnification Matters. All indemnification payments under this Article 6 will be deemed adjustments to the Purchase Consideration. For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Adverse Consequences resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 6, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included therein. Each Seller agrees that (a) such Seller will not make any claim for indemnification against a Buyer Indemnitee by virtue of the fact that any of Sellers or such Seller’s equityholders, directors, managers, partners, officers, employees, representatives or other Affiliates was an equityholder, partner, trustee, director, manager, officer, employee or agent of the Company or was serving as an equityholder, partner, trustee, director, manager, officer, employee or agent of any Person, regardless of the nature of the Adverse Consequences claimed, with respect to any Proceeding brought by any Buyer Indemnitee against any Seller or any claim of any Buyer Indemnitee against any Seller in connection with this Agreement or the transactions contemplated hereby, and (b) such Seller has no claims or rights to contribution or indemnity from the Company with respect to any amounts paid by any Seller pursuant to this Article 6.

6.8 Setoff. If any Buyer Indemnitee makes a claim for indemnification in accordance with this Article 6 with respect to which Buyer commences legal proceedings, then Buyer shall be entitled to recover any amounts due from Sellers under this Agreement by setting off such amounts against any portion of the Earnout Amount corresponding to any Earnout Measurement Period or any other payment owed by Buyer pursuant to Article 6. The exercise of such right of set off by Buyer, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to Buyer.

6.9 Time to Bring Claims. Subject to the limitations set forth in Section 6.3, pursuant to Section 8106, Title 10 of the Delaware Code, the Parties agree that this Agreement involves at least U.S. $100,000, and that any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement may be brought within twenty (20) years of the date from which the underlying cause of action accrued; it being the intention of the Parties that, except as otherwise expressly provided in Section 6.3 with respect to shorter periods of time, the Parties shall have the maximum amount of time permitted under the Laws of the State of Delaware to bring a Proceeding arising out of or relating to this Agreement or the transactions contemplated herein. Except as otherwise expressly provided in Section 6.3 with respect to shorter periods of time, each Party hereby waives the right to assert any statute of limitations of less than twenty (20) years in defense of any such Proceeding; provided, however, that this waiver shall not bar a defense to any Proceeding that was not commenced within the twenty (20) year time limit imposed by this Section 6.9.

ARTICLE 7

TAX MATTERS

The following provisions will govern the allocation of responsibility as between Buyer, on the one hand, and Sellers, on the other hand, for certain Tax matters following the Closing Date:

7.1 Tax Indemnification. In addition to the indemnification provisions of Article 6, Sellers shall be liable for, and shall indemnify and hold Buyer Indemnitees harmless from, (a) all Taxes of Sellers, (b) all Taxes imposed on or incurred by the Company with respect to all Tax periods ending on or prior to the Closing Date, (c) for any Tax period that begins before the Closing Date and ends after the Closing Date, all Taxes of the Company that relate to the portion of such Tax period ending on the Closing Date, and (d) all Taxes of any Person imposed on any of the Company as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing.

7.2 Tax Periods Ending on or Before the Closing Date. Buyer will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer will provide the Representative with copies of any such Tax Returns for the Representative’s reasonable review and comment, at least thirty (30) days prior to the due date hereof (giving effect to any extensions thereto) in the case of income Tax Returns and as soon as practicable in the case of all other Tax Returns. The Representative, on behalf of Sellers, will pay all Taxes due with respect to such Tax Returns in accordance with Section 7.1.

7.3 Tax Periods Beginning Before and Ending After the Closing Date. Buyer will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company for Tax periods that begin before the Closing Date and end after the Closing Date (the “Straddle Period Returns”). Buyer will provide the Representative with copies of any Straddle Period Returns at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto) in the case of income Tax Returns and as soon as practicable in the case of all other Tax Returns, accompanied by a statement (the “Straddle Statement”) setting forth and calculating in reasonable detail the Taxes that relate to the portion of such Tax period ending on the Closing Date (the “Pre-Closing Taxes”). If the Representative agrees with the Straddle Period Returns and Straddle Statement, the Representative shall pay to Buyer, not later than five (5) Business Days before the due date for the payment of Taxes with respect to such Straddle Period Returns, an amount equal to the Pre-Closing Taxes as shown on the Straddle Statement. If, within twenty (20) days after the receipt of the Straddle Period Returns and Straddle Statement, the Representative (a) notifies Buyer that it disputes the manner of preparation of the Straddle Period Returns or the Pre-Closing Taxes calculated in the Straddle Statement and (b) provides Buyer with a statement setting forth in reasonable detail its computation of the Pre-Closing Taxes and its proposed form of the Straddle Period Returns and Straddle Statement, then Buyer and the Representative shall attempt to resolve their disagreement within five (5) days following the Representative’s notification of Buyer of such disagreement. If Buyer and the Representative are not able to resolve their disagreement, the dispute shall be submitted to the Accountants. The Accountants will resolve the disagreement within thirty (30) days after the date on which they are engaged or as soon as possible thereafter. The determination of the Accountants shall be binding on the Parties. The cost of the services of the Accountants will be borne by the Party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Accountants. If each of the Party’s calculation differs equally from the calculation as finally determined by the Accountants, then such cost will be borne half by the Representative and half by Buyer. For purposes of this Section 7.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date (i.e., the Pre-Closing Taxes) will (a) in the case of any Taxes other than Taxes based upon or related to income, receipts or payroll, be deemed to equal the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of any Tax based upon or related to income, receipts or payroll, be deemed to equal the amount that would be payable if the relevant Tax period ended on the Closing Date.

7.4 Cooperation on Tax Matters. Buyer and the Representative will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article 7 and any Proceeding related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Representative will retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods.

7.5 Certain Taxes. All transfer (including real estate transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated hereby will be paid by Buyer, when due, and Buyer will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Representative will join in the execution of any such Tax Returns and other documentation.

ARTICLE 8

DEFINITIONS

“Accountants” means a nationally recognized firm of independent certified public accountants mutually agreed to by the Parties.

“Adverse Consequences” means all Proceedings, Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, damages, deficiencies, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses, whether in connection with Third Party Claims or claims among the Parties related to the enforcement of the provisions of this Agreement).

“Affiliate” means, with respect to the Person to which it refers, (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (b) any officer, director or shareholder of such Person, (c) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (a) and (b), and (d) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preface above.

“Ancillary Agreements” means all of the agreements being executed and delivered pursuant to this Agreement.

“Applicable Area” means (a) anywhere in the world, but if such area is determined by judicial action to be too broad, then it means (b) North America, but if such area is determined by judicial action to be too broad, then it means (c) any country in which the Company engaged in any business prior to the Closing Date, but if such area is determined by judicial action to be too broad, then it means (d) any state within the United States of America in which the Company engaged in any business prior to the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

“Buyer” has the meaning set forth in the preface above.

“Buyer Common Stock” has the meaning set forth in Section 2.2(f) above.

“Buyer Financial Statement” has the meaning set forth in Section 2.2(h)(ii) above.

“Buyer Indemnitee” has the meaning set forth in Section 6.1 above.

“Buyer Preferred Stock” has the meaning set forth in Section 2.2(f) above.

“Buyer SEC Filings” has the meaning set forth in Section 2.2(h)(i) above.

“Buyer Shares” has the meaning set forth in Section 1.2(a) above.

“Cap” has the meaning set forth in Section 6.4(b) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any applicable rules, regulations, directives, Orders, and guidance promulgated thereunder, and any successor to such statute, rules, regulations, directives, Orders or guidance.

“Closing” has the meaning set forth in Section 1.8 above.

“Closing Date” has the meaning set forth in Section 1.8 above.

“Closing Statement” has the meaning set forth in Section 1.3 above.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Company” has the meaning set forth in the preface above.

“Company IP Rights” has the meaning set forth in Section 3.12(a).

“Company Securities” means all of the outstanding equity of the Company, as set forth on Schedule 1.1.

“Confidential Information” means any information concerning the business and affairs of the Company not already generally available to the public.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Customer” means any Person who (a) purchased products or services from the Company (or their predecessors) during the three years prior to the Closing Date, (b) was called upon or solicited by the Company (or their predecessors) during such three year period, or (c) was a distributor, sales representative, agent or broker for the Company during such three year period.

“Debt” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including, without limitation, the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions (other than current accounts payable to suppliers and similar accrued liabilities incurred in the Ordinary Course of Business, paid in a manner consistent with industry practice and reflected as a current liability in the Most Recent Balance Sheet), (f) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by the Company prior to Closing, (g) Off-Balance Sheet Financing of the Company in existence immediately prior to the Closing, (h) other long term or non-ordinary course liabilities, (i) indebtedness or obligations of the types referred to in the preceding clauses (a) through (h) of any other Person secured by any Lien on any assets of the Company, even though the Company has not assumed or otherwise become liable for the payment thereof, (j) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (h) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties. For the avoidance of doubt, “Debt” shall not include the Sellers Loan Amount.

“Debt Amount” means all Debt of the Company (on a consolidated basis) as of the Closing Date plus, without duplication, any amounts required to fully pay or otherwise satisfy all such Debt (including, but not limited to, any prepayment premium or penalty, breakage costs, accrued interest and costs and expenses), but excluding the Seller Loan Amount.

“Designated Courts” has the meaning set forth in Section 9.19 below.

“Designated Excluded Liabilities” means (a) any Debt of the Company as of the Closing Date that did not reduce the Final Purchase Consideration (other than the Sellers Loan Amount), (b) all Transaction Expenses that did not reduce the Final Purchase Consideration, (c) any and all liabilities or losses which accrue or are otherwise incurred by the Company prior to the Closing, and (d) any obligation of the Company to indemnify or hold harmless any current or former director, employee or officer of the Company for claims that relate to periods prior to the Closing, in each case (i) including, without limitation, any of the foregoing arising from matters disclosed to Buyer or its Affiliates or otherwise referenced in this Agreement, and whether any related claim arises before or after the Closing and (ii) whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured or unmatured.

“Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer on the date hereof.

“Drug” means a monoclonal antibody targeting alpha5 beta1 integrin currently in development by the Company as of the date hereof.

“Earnout Amount” means, with respect to each Earnout Measurement Period, the amount determined pursuant to Section 1.5 above.

“Earnout Measurement Period” means, with respect to a market, each of the consecutive twelve-month periods beginning on the date when the Company or Buyer, as applicable, first manufactures, sells and distributes the Drug in such market, ending on the date that the Drug loses both (a) patent protection and (b) the regulatory exclusivity described in Section 1.5; provided, that in the event that the last Earnout Measurement Period ends prior to the full twelve months of such Earnout Measurement Period, any Net Sales payable for such Earnout Measurement Period shall be calculated pursuant to Section 1.5 based on the Net Sales actually received at the time immediately prior to the end of such Earnout Measurement Period and not on an annualized basis.

“Earnout Objections Statement” has the meaning specified in Section 1.5(c) above.

“Earnout Report” has the meaning specified in Section 1.5(c) above.

“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan, fund, program, or arrangement, (b) Employee Welfare Benefit Plan, (c) “employee benefit plan” (as such term is defined in ERISA §3(3)), (d) equity-based plan, program, or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, phantom stock, or restricted stock plan) or (e) other retirement, severance, bonus, profit-sharing, incentive, health, medical, surgical, hospital, indemnity, welfare, sickness, accident, disability, death, apprenticeship, training, day care, scholarship, tuition reimbursement, education, adoption assistance, prepaid legal services, termination, unemployment, vacation or other paid time off, change in control, or other similar plan, fund, program, or arrangement, whether written or unwritten, that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by the Company or any ERISA Affiliate for the benefit of any present or former officers, employees, agents, directors, consultants, or independent contractors of the Company or an ERISA Affiliate.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Employment Offer Letters” means those certain Employment Offer Letters dated as of the date hereof between Buyer and each of the Key Executives, substantially in the form attached hereto as Exhibit A.

“Enterprise Value” means $3,750,000.

“Environmental, Health, and Safety Requirements” means all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“FDA” means the Food and Drug Administration.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Final Purchase Consideration” means the number of Buyer Shares issued to Sellers at the Closing calculated as follows: the Enterprise Value, (A) minus the sum of the Debt Amount plus the Transaction Expenses Amount, in each case as set forth in the Closing Statement, (B) divided by $1.15.

“Fundamental Representations” has the meaning set forth in Section 6.3 above.

“Financial Statements” has the meaning set forth in Section 3.7(a) above.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), included in the Real Property.

“Indemnified Party” has the meaning set forth in Section 6.6(a) above.

“Indemnifying Party” has the meaning set forth in Section 6.6(a) above.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, as well as patent term extensions and supplementary protection certificates based thereon, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Licenses” means any Contract pursuant to which the Company uses Intellectual Property which is not owned by the Company or pursuant to which the Company grants any other Person the right to use any Intellectual Property owned by the Company.

“Key Executives” means, collectively, Graeme Currie, Michael Leviten, and Lisa Ryner.

“Knowledge” means (a) in the case of an individual, the actual or constructive knowledge of such individual, upon reasonable inquiry, (b) in the case of the Company, the actual knowledge of each Seller, and each Key Executive, in each case upon reasonable inquiry, and (c) in the case of Buyer, the actual knowledge of Tiago Reis Marques and Mathew Lazarus, in each case, upon reasonable inquiry.

“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property.

“Lien” means any lien (including liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens, whether or not arising in the Ordinary Course of Business and whether or not incurred in connection with the borrowing of money), mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“Material Adverse Effect” or “Material Adverse Change” means any event, change, development, or effect that, individually or in the aggregate, will or could reasonably be expected to have a materially adverse effect on (a) the business, operations, assets (including intangible assets), liabilities, prospects, operating results, value, employee, customer or supplier relations, or financial condition of the Company or (b) the ability of the Company or Sellers to consummate timely the transactions contemplated by this Agreement.

“Material Contracts” means, collectively, the Contracts required to be listed in Section 3.13(a) of the Disclosure Schedule, the Leases, and the Intellectual Property Licenses.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3.7(a) above.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.7(a) above.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.7(a) above.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Net Sales” means the amounts received by Buyer or any of its Affiliates and sublicensees from the commercial use of the Drug, or the commercial sale of the Drug, from non-affiliated third parties in arm’s length transactions, minus, to the extent such deductions or allowances can be documented by Buyer: (i) shipping costs (including freight, postage, handling and standard transportation charges such as insurance and packing and distribution charges), (ii) allowances or credits because of returned, rejected or recalled Drug products as actually allowed, (iii) other discounts, credits and allowances including normal and customary quantity discounts, cash discounts (including discounts for prompt payment), and customary trade promotional allowances and credits (including adjustments such as those granted on account of co-pay reduction programs, price adjustments, billing errors, damaged goods, rebates, chargeback rebates, fees, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, healthcare insurance carriers, group purchasing organizations, managed health care organizations, wholesalers, pharmacy benefit management or similar organizations, federal, state/provincial, local and other Governmental Bodies, including their trade customers or other institutions), and discounts mandated by or granted in response to Law, retroactive price reductions or rebates paid or credited to any Governmental Body or third party payor, administrator or contractee, including in respect of any government subsidized program (including, without limitation, Medicare and Medicaid rebates), and (iv) Taxes including import, export, use, excise and sales Taxes, tariffs and duties (including customs duties) and other governmental charges imposed on the importation, use or sale of the Drug (including without limitation, value-added and withholding Taxes). For the avoidance of doubt, Net Sales shall exclude (a) any gains or losses from the collection of the proceeds of any insurance policies or settlements, (b) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during any Earnout Measurement Period, (c) any income or gain or loss during such period from (i) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP or (ii) any discontinued operations of Buyer or its Affiliates (including the Company) or disposition thereof, and (d) any gains or losses resulting from the retirement or extinguishment of Debt or the acquisition or disposition of any securities.

“Off-Balance Sheet Financing” means (a) any liability of the Company under any sale and leaseback transactions which does not create a liability on the consolidated balance sheet of the Company and (b) any liability of the Company under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement, stockholders’ agreement, limited liability company agreement, voting agreement, right of co-sale and right of first refusal agreement, or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Owned Real Property” means all the real property with respect to which the Company has fee simple title.

“Party” has the meaning set forth in the preface above.

“Permit” means any license, import license, export license, franchise, Consent, permit, certificate, certificate of occupancy or Order issued by any Person.

“Permitted Lien” means any (a) liens for Taxes (i) not yet due or payable or (ii) that the Company is contesting in good faith through appropriate Proceedings in a timely manner for which adequate reserves have been established and shown on the Most Recent Balance Sheet, (b) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record, and (c) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body, all of which do not materially interfere with the conduct of the business of the Company.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Taxes” has the meaning set forth in Section 7.3 above.

“Proceeding” means any action, audit, proceeding, hearing, charge, complaint, claim, demand, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) brought before any Person pending by or before any Governmental Body or arbitrator.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Pro Rata Percentage” has the meaning set forth in Section 1.2(a) above.

“Purchase Consideration” has the meaning set forth in Section 1.2 above.

“Real Property” means the Leased Real Property and the Owned Property.

“Registration Statement” has the meaning set forth in Section 4.10 above.

“Released Claims” has the meaning set forth in Section 4.8 above.

“Released Parties” has the meaning set forth in Section 4.8 above.

“Releasors” has the meaning set forth in Section 4.8 above.

“Representative” has the meaning set forth in the preface above.

“Restricted Business” means any business and operations (including research, discovery, development, production, distribution, and sale of treatments) primarily related to, involving or otherwise utilizing a monoclonal antibody targeting alpha5 beta1 integrin for central nervous system disorders.

“Restricted Period” means a period of five years following the Closing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Seller” or “Sellers” has the meaning set forth in the preface above.

“Seller Indemnitees” has the meaning set forth in Section 6.2 above.

“Seller Loan Amount” has the meaning set forth in Section 1.9 above.

“Straddle Period Returns” has the meaning set forth in Section 7.3 above.

“Straddle Statement” has the meaning set forth in Section 7.3 above.

“Software” means computer software programs (and all enhancements, versions, releases, and updates thereto), including software compilations, software tool sets, compilers, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, or any translation or modification thereof that substantially preserves its original identity.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership or equity interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership or equity interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 6.6(a) above.

“Threshold” has the meaning set forth in Section 6.4(a) above.

“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by the Company in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions, and (c) payroll, employment or other Taxes, if any, required to be paid by Buyer (on behalf of the Company) or the Company with respect to the amounts payable pursuant to this Agreement, the amounts described in clause (a) and (b), or the forgiveness of any loans or other obligations owed by Sellers or Company employees in connection with the transactions contemplated by this Agreement. “Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing Date, whether or not the Company or Sellers, as applicable, have been billed for such expenses.

“Transfer Agent” means Vstock Transfer LLC.

“Warrants” has the meaning set forth in Section 1.2(b) above.

ARTICLE 9

MISCELLANEOUS

9.1 Press Releases and Public Announcements. Neither the Representative nor any Seller shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

9.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Representative; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer or any of its Subsidiaries or Affiliates or (c) assign its rights under this Agreement to any Person that acquires the Company or any of its assets.

9.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic mail), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers or the Representative:	PD Joint Holdings, LLC Series 2016-A or Paul B. Manning c/o Tiger Lily Capital, LLC 200 Garrett Street, Suite O Charlottesville, Virginia 22902 Attention: Legal Department Email: legal@pbmcap.com
If to Buyer:	c/o Pasithea Therapeutics Corp. 1111 Lincoln Road, Suite 500 Miami Beach, Florida Attention: Tiago Reis Marques Email: tiago@pasithea.com
Copy to:	McDermott Will & Emery LLP One Vanderbilt Avenue New York, NY 10017 Attention: Robert Cohen Email: rcohen@mwe.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8 Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Injunctive Relief. Sellers and the Representative hereby agree that, in the event of breach of this Agreement, damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that the character, periods and geographical area and the scope of the restrictions on Sellers’ activities in Section 4.5 are fair and reasonably required for the protection of Buyer and its Affiliates (including the Company). It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Buyer shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach (including a breach of Sections 4.5 and 4.9), and enforcing specifically the terms and provisions. Sellers and the Representative hereby waive any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.12 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation, drafting and execution of, and performance under, this Agreement and the transactions contemplated hereby.

9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation” and the word “or” shall mean “and/or.”

9.14 Incorporation of Exhibits and Disclosure Schedule. The Exhibits, Disclosure Schedule and other Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.15 Confidentiality. The Representative and each Seller shall treat and hold as confidential all of the terms and conditions of the transactions contemplated by this Agreement and the other Ancillary Agreements, including the Purchase Consideration and each of its components; provided, however, that the Representative or any Seller may disclose such information to its legal counsel, accountants, financial planners and/or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto.

9.16 Representative.

(a) Each Seller hereby appoints the Representative for and on behalf of Sellers to give and receive notices and communications in connection with this Agreement and the transactions contemplated hereby, to authorize and agree to adjustments to the Purchase Consideration and Earnout Amount under Article 1 and other applicable provisions of this Agreement, to authorize distribution of the Purchase Consideration (including the Earnout Amount), to take all actions on behalf of Sellers pursuant to this Agreement and any Ancillary Agreement to which such Seller is a party, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. More specifically, the Representative shall have the authority to make all decisions and determinations and to take all actions (including giving Consents or agreeing to any amendments to this Agreement or any Ancillary Agreement to which it is a party or to the termination hereof or thereof) required or permitted hereunder on behalf of each such Seller, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of each such Seller, and any notice, communication, document, certificate or information required (other than any notice required by Law or under the Company’s Organizational Documents) to be given to any Seller hereunder or pursuant to any Ancillary Agreement shall be deemed so given if given to the Representative. Without limiting the generality of the foregoing, the Representative shall be authorized, in connection with the Closing, to execute all certificates, documents and agreements on behalf of and in the name of Sellers necessary to effectuate the Closing and related transactions. The Representative shall be authorized to take all actions on behalf of Sellers in connection with any claims made under Articles 6 or 7 of this Agreement, to defend or settle such claims, and to make payments in respect of such claims on behalf of Sellers. Sellers may remove or replace the Representative by a vote of holders that own a majority of the Company Securities immediately prior to the Closing upon not less than ten (10) Business Days’ prior written notice to Buyer. No bond will be required of the Representative, and the Representative will receive no compensation for its services. Notices or communications to or from the Representative will constitute notice to or from each of Sellers.

(b) The Representative will not be liable for any act done or omitted hereunder as the Representative while acting in good faith and not in a manner constituting gross negligence, criminality, fraud or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. Sellers will severally indemnify the Representative and hold the Representative harmless against any Adverse Consequences incurred without gross negligence, criminality, fraud or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder.

(c) A decision, act, Consent or instruction of the Representative will constitute a decision of all Sellers and will be final, binding and conclusive upon each such Seller, and Buyer may rely upon any such decision, act, Consent or instruction of the Representative as being the decision, act, Consent or instruction of each such Seller. The Buyer Indemnitees are hereby relieved from any Adverse Consequences to any Person for any acts done by such Buyer Indemnitees in accordance with such decision, act, Consent or instruction of the Representative.

(d) Buyer shall be entitled to deal exclusively with the Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Representative, as being fully binding upon such Seller, and no Seller shall have the right to object to, dissent from, protest or otherwise contest the same. No Seller shall institute any Proceeding against the Representative or its Affiliates or representatives alleging that the Representative did not have the authority to act as the Representative on such Seller’s behalf, and Buyer shall not be held liable or accountable in any manner for any act or omission of the Representative in such capacity.

(e) The provisions of this Section 9.16, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest, are being granted in part as an inducement to the Parties hereto to enter into this Agreement, and shall not be terminated by any act of any Seller or by operation of Law, whether by death or other event.

9.17 Schedules. Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent legal significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

9.18 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

9.19 Exclusive Venue. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A STATE OR FEDERAL DISTRICT COURT LOCATED IN THE STATE OF DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 9.7 OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:
Pasithea Therapeutics Corp.

By:	/s/ Tiago Reis Marques
Name:	Tiago Reis Marques
Title:	Chief Executive Officer

COMPANY:
Alpha-5 Integrin, LLC

By:	/s/ Graeme Currie
Name:	Graeme Currie
Title:	Chief Executive Officer

SELLERS:

PD Joint Holdings, LLC Series 2016-A

By: Tiger Lily Capital, LLC, its Manager

/s/ Paul B. Manning
Name:	Paul B. Manning
Title:	Manager

/s/ Bradford Manning
Name:	Bradford Manning
Title:	Manager

/s/ Larry Steinman
Name:	Larry Steinman

REPRESENTATIVE:

/s/ Paul Manning
Name:	Paul Manning

Schedule 1.1

Sellers

Seller	Company Securities	Pro Rata Percentage	Buyer Shares	Warrants
PD Joint Holdings, LLC Series 2016-A	8,000 Common Units	80%	2,608,696	800,000
Larry Steinman	2,000 Common Units	20%	652,174	200,000